UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

WINTRUST FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required.
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☐ Fee paid previously with preliminary materials.

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WINTRUST FINANCIAL CORPORATION
Supplement to Proxy Statement for 2006 Annual Meeting of Shareholders
To our Shareholders:
     Below is a supplement to the Proxy Statement of Wintrust Financial Corporation (“Wintrust”) which was mailed on or about April 24, 2006. The typographical error described below only occurred on Proxy Cards mailed to shareholders holding physical certificates representing their shares of Wintrust Common Stock and is not present on the Internet or telephone voting systems. Please note that this supplement should be read in conjunction with the Proxy Statement and Proxy Card and, except for the typographical error described below all information in the Proxy Statement remains accurate and should be considered in casting your vote by proxy or at the Annual Meeting.

Sincerely, WINTRUST FINANCIAL CORPORATION
/s/ DAVID A. DYKSTRA
David A. Dykstra
Secretary

May 5, 2006

Supplemental Information
     The Proxy Card mailed to shareholders holding physical certificates representing their shares of Wintrust Common Stock contained a typographical error. In “Proposal 1 – Election of Class I Directors with a term ending 2009 (unless Proposal 4 is approved),” the reference in the parenthetical to Proposal 4 should have been a reference to Proposal 3, with the effect that Proposal 1 on the Proxy Card should be read as “Proposal 1 – Election of Class I Directors with a term ending 2009 (unless Proposal 3 is approved).”
Voting and Revocation of Proxies
     Shareholders may vote using the Proxy Card that was mailed on or about April 24, 2006. For specific instructions on voting by internet, telephone or mail, please refer to pages 1-2 of the Proxy Statement and the instructions on the Proxy Card as modified by the paragraph above.
     You may revoke your proxy and change your vote at any time before the actual vote by (i) voting in person by ballot at the Annual Meeting, (ii) returning a later-dated proxy card, (iii) entering a new vote by telephone or on the Internet or (iv) delivering written notice of revocation to the Company’s Secretary by telephone at (847) 615-4096 or by mail at 727 North Bank Lane, Lake Forest, IL 60045. If you hold your shares through an institution, instructions on how your vote may be changed can be obtained by contacting that institution.